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                                                             EXHIBIT 23(f)

                   CONSENT OF BEAR, STEARNS & CO. INC.

  We hereby consent to the use of our name and to the description of our opinion letter, dated the date of the Solicitation Statement/Prospectus referred to below, under the captions "Summary--Fairness Opinions", "The Merger--Background--Recommendation of the Raytheon Board" and "Fairness
Opinions: Bear Stearns Fairness Opinion", and to the inclusion of such opinion letter as Appendix B-I to, the Solicitation Statement/Prospectus of Raytheon Company, which Solicitation Statement/Prospectus is part of the Registration Statement on Form S-4 of HE Holdings, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Bear, Stearns & Co. Inc.

New York, New York

November 7, 1997